Exhibit 99.2

and its subsidiaries

Consolidated Balance Sheets

March 31, 2021 and December 31, 2020

Consolidated Statements of Income, Cash Flows, and Members’ Equity

For the Three Months Ended

March 31, 2021 and 2020

And Notes to the Financial Statements

Unaudited

Vintage Estate Homes and Subsidiaries

Table of Contents

For the Three Months Ended March 31, 2021

Consolidated Financial Statements – Unaudited	Page(s)

Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020	1

Consolidated Statements of Income for the Three Months Ended March 31, 2021 and 2020	2

Consolidated Statements of Members’ Equity for the Three Months Ended March 31, 2021 and 2020	3

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	4

Notes to the Consolidated Financial Statements	5-16

Vintage Estate Homes and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$4,997,856	$3,705,022
Accounts receivable	49,070	177,539
Contract assets	1,247,567	2,322,000
Inventories:
Homes and lots subject to sales contracts	56,826,981	45,703,074
Homes and lots	4,596,095	11,053,077
Unsold finished lots	15,344,044	17,016,040
Land and development costs, lots under development	2,391,136	617,166
Lot deposits	1,722,423	850,273
Total inventories	80,880,679	75,239,630
Property and equipment	665,379	641,092
Right-of-use asset	1,134,001	—
Related party receivables	137,381	295,648
Other assets	1,579,210	945,721
Total Assets	$90,691,143	$83,326,652

Liabilities and Members’ Equity
Liabilities
Accounts payable and accrued construction costs	$8,238,885	$10,004,445
Accrued expenses and other liabilities	3,404,203	2,966,006
Contract liabilities	249,779	4,491
Lease liability	1,188,187	—
Related party payables	9,071	—
Customer deposits	10,512,884	8,038,221
Construction lines of credit	29,436,716	27,557,344
Notes payable	2,453,099	2,554,863
Liabilities before subordinated related party debt	55,492,824	51,125,370

Subordinated related party debt	5,940,490	5,939,660
Total Liabilities	61,433,314	57,065,030

Members’ Equity	29,257,829	26,261,622
Total Liabilities and Members’ Equity	$90,691,143	$83,326,652

See the accompanying notes which are an integral part of these financial statements

Vintage Estate Homes and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2021	2020
Revenues:
Sales	$39,340,831	$30,819,226
Other income	59,445	13,074
	39,400,276	30,832,300
Cost and Expenses:
Cost of sales	32,704,319	26,149,909
Selling, general and administrative	3,567,750	2,724,670
	36,272,069	28,874,579

Net income	$3,128,207	$1,957,721

See the accompanying notes which are an integral part of these financial statements

Vintage Estate Homes and Subsidiaries

Consolidated Statements of Members’ Equity (Unaudited)

	Three months ended March 31,
	2021	2020
Balance at January 1	$26,261,622	$24,733,144

Add: Net Income	3,128,207	1,957,721

Less: Distributions to Members	(132,000)	(1,225,162)

Balance at March 31	$29,257,829	$25,465,703

See the accompanying notes which are an integral part of these financial statements

Vintage Estate Homes and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Three months ended March 31,
	2021	2020
Cash Flows From Operating Activities:
Net Income	$3,128,207	$1,957,721
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation	72,902	89,360
Leasehold amortization	54,186	—
Loss on disposal of property and equipment	—	3,736
Increase/(decrease) in cash due to:
Accounts receivable	128,468	(175,155)
Contract assets	1,074,433	88,164
Inventories	(5,642,049)	(6,849,225)
Other assets	(631,888)	110,013
Accounts payable and accrued construction costs	(1,765,560)	1,493,972
Contract liabilities	245,288	(48,308)
Customer Deposits	2,474,663	1,979,974
Related party receivables and payables, net	166,738	84,078
Accrued expenses and other liabilities	438,197	(245,217)
Net Cash Used In Operating Activities	(256,415)	(1,510,887)

Cash Flows From Investing Activities:
Acquisition of property and equipment	(97,189)	(23,899)
Net Cash Used In Investing Activities	(97,189)	(23,899)

Cash Flows From Financing Activities:
Proceeds on construction lines of credit	25,808,769	19,950,470
Repayments of construction lines of credit	(23,929,397)	(18,131,195)
Proceeds from notes payable	171,961	599,978
Repayments of notes payable	(273,725)	(452,231)
Proceeds from subordinated related party debt	830	80,000
Distributions to members	(132,000)	(1,225,162)
Net Cash Provided By Financing Activities	1,646,438	821,860

Net Change In Cash and Cash Equivalents	1,292,834	(712,926)
Cash and Cash Equivalents At Beginning of Period	3,705,022	6,088,424
Cash and Cash Equivalents At End of Period	$4,997,856	$5,375,498

See the accompanying notes which are an integral part of these financial statements

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

1.	The Company

Mercedes Premier Homes, LLC, doing business as Vintage Estate Homes (“VEH” or “the Company”), a Florida Limited Liability Company, incorporated on December 15, 2011, principally engages in the marketing, sale and construction of single-family detached and attached homes, generally ranging in sales prices from $250,000 to $800,000 for each home. In addition, the Company engages, or has previously engaged, in developing raw land into residential lots through wholly-owned subsidiaries: Thousand Oaks Development, LLC, Heritage Point Community Developers, LLC, Country Club Lakes Developers, LLC, and Georgiana Community Developers, LLC.

VEH primarily builds in five (5) distinct housing markets in two (2) states, Florida and Texas:

●	Florida – Jacksonville, Melbourne, Orlando
●	Texas – Austin, New Braunfels

The Company has strategically reduced its operation in Jacksonville and Austin during 2021 and 2020.

2.	Date of Management’s Review

In preparing the financial statements, management has evaluated events and transactions for potential recognition or disclosure through July 14, 2021 the date that the financial statements were issued.

3.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of VEH and its subsidiaries and have been prepared in accordance with Accounting Standards Codification (ASC) Section 810, Consolidations. All intracompany transactions and balances have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with GAAP for interim financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and should be read in conjunction with our consolidated financial statements and notes thereto for the year ended December 31, 2020. The accompanying unaudited consolidated financial statements include all adjustments (consisting of normal recurring entries) necessary for the fair statement of our results for the interim periods presented. Results for the interim periods are not necessarily indicative of the results to be expected for the full year due to seasonal variations and other factors.

Summary of Significant Accounting Policies

A summary of the significant accounting policies followed by VEH and its subsidiaries in the preparation of the accompanying financial statements is presented below.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and those differences could be material.

Cash and Cash Equivalents

Cash includes cash on hand and deposits with banks. The Company considers all highly liquid securities with a maturity of three months or less to be cash equivalents.

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Inventories

Inventories consist principally of homes and lots subject to sales contracts, homes and lots (which includes speculative homes and model homes), unsold developed lots, land and development cost for in process land development, and lot deposits. Developed lots are generally “ready to build”, fully developed lots, which are available for vertical construction.

Inventories include the direct costs of land and lot acquisition, home construction, capitalized interest, real estate taxes, and other related direct and indirect overhead costs incurred during development and home construction. Inventory costs include amounts paid through the closing date of the home plus an accrual for estimated costs incurred, but not yet paid, based on an analysis of budgeted (as compared to paid) construction costs. Cost of home sales closed to a buyer are charged to cost of sales on a specific identification basis when the home construction obligation is complete and title passes from the Company to the end third-party homebuyer (“Closing”).

Periodically, management reviews inventory at cost to identify where potential valuation reserves may be needed in order to carry inventory at lower of cost or market. At March 31, 2021 and December 31, 2020, management determined a valuation reserve for potential impairments is not necessary.

Property and Equipment

Property and equipment are recorded at cost for individual items with a cost above $500. Repairs and improvements that extend the useful lives of assets are capitalized. Depreciation is expensed using the straight-line method over the estimated useful lives of the related assets ranging from three (3) to five (5) years. When assets are sold or otherwise disposed of, related costs and accumulated depreciation are removed from the balance sheet and any gain or loss is included in the statement of income.

Customer Deposits

The Company and its subsidiaries’ standard real estate contracts require the homebuyer to provide an earnest money deposit. Cash received from homebuyers prior to closing is recorded as customer deposit liabilities. For homes built on Company owned lots, the Customer Deposits are applied to the purchase price at closing. For homes built on customer lots, the deposits are applied to revenue recognized over the construction period.

Revenue Recognition

On January 1, 2019, the Company adopted ASC 606, which provides guidance for revenue recognition. Under ASC 606, a company recognizes revenue when it transfers promised goods or services and satisfies performance obligations to a customer at an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods and services. The Company applied the modified retrospective method to contracts that were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior periods are not adjusted and continue to be reported under the previous accounting standards.

The Company applies the following steps in determining the timing and amount of revenue to recognize:

1)       identify the contract(s) with a customer

2)       identify the performance obligation in the contract

3)       determine the transaction price

4)       allocate the transaction price to the performance obligation, if applicable

5)       recognize revenue when (or as) a performance obligation is satisfied

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

3.	Summary of Significant Accounting Policies (continued)

Company Owned Lots

Home sale transactions are made pursuant to contracts under which the Company typically has a single performance obligation to deliver a completed home to the homebuyer when closing conditions are met. For homes built on lots owned by the Company, revenues from home sales are recognized when the performance obligation within the sales contract has been satisfied, which is generally when title to and possession of the home and the risks and rewards of ownership are transferred to the homebuyer on the closing date. Under the home sale contracts, the Company typically receives an initial cash deposit from the homebuyer at the time the sales contract is executed and receive the remaining consideration through a third-party escrow agent, at Closing.

For sales incentives on Company owned lots that involve a discount on the selling price of the home, the Company records the discount as a reduction of revenue at the time of house closing. If the sales incentive requires us to provide a free product or service to the customer, the cost of the free product or service is recorded as cost of revenues at the time of house closing. This includes the cost related to optional upgrades and seller-paid financing costs, closing costs, homeowners’ association fees, or merchandise.

Customer Owned Lots

For homes built on customer owned lots, revenues from home sales are recognized over the construction period as the customer receives the benefits of the contract as construction is being completed. Progress toward completion of the Company’s contracts is measured based the costs incurred under the contacts compared to estimated total costs to be incurred. This method is used because management considers the costs incurred to be the best available measure of the progress on the contracts. These contracts require estimates to determine the appropriate cost and revenue recognition. Because of the inherent uncertainties in estimating total costs to be incurred, it is at least reasonably possible that the estimates used will change within the near term. Current estimates may be revised as additional information becomes available.

For sales incentives on customer owned lots that involve a discount on the selling price of the home, the Company records the discount as a reduction of revenue that is recognized over the construction period. If the sales incentive requires us to provide a free product or service to the customer, the cost of the free product or service is recorded as cost of revenues and recognized over the construction period. This includes the cost related to optional upgrades and seller-paid financing costs, closing costs, homeowners’ association fees, or merchandise.

Income Taxes

The Company and its subsidiaries follow the liability method of accounting for income taxes in accordance with ASC 740, Accounting for Income Taxes. As a limited liability company, the Company and its subsidiaries have elected to be taxed as a partnership. For tax purposes under this election, the Company and its subsidiaries pass their net income to its members; therefore, these financial statements do not include a provision for income taxes. Net income or loss for financial statement purposes may differ from taxable income reported.

Accrued Construction Costs

For each home sale, the Company and its subsidiaries accrue for estimated construction costs where the work has been completed as of the closing date but the costs have not been invoiced and are not included in accounts payable.

4.	Fair Value Measurements

The fair values of cash, accounts receivable, related party receivables, other assets, accounts payable, accrued expenses and other liabilities, customer deposits, construction lines of credit, notes payable, and subordinated related party debt approximate their carrying amounts due to their short period of time to maturity or settlement.

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

5.	Newly Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU and its amendments supersedes the leasing guidance in Topic 840, entitled Leases. Under the guidance, lessees are required to recognize lease assets and lease liabilities on the statement of financial position for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of activities. For nonpublic entities, the standard is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company adopted ASC 842 beginning on January 1, 2021 and recorded a right-of-use asset and lease liability of $1,206,648 on the consolidated balance sheet as of January 1, 2021. The Company’s lease agreements impacted by ASC 842 primarily relate to the Company’s office locations and office equipment where the Company is the lessee. The Company determined all applicable agreements would be considered operating leases. The Company elected the package of practical expedients permitted under the transition guidance, which allows the Company to not reassess: (i) whether any existing or expired contracts are or contain leases; (ii) lease classification of any expired or existing leases; or (iii) initial direct costs for any existing leases. The Company also elected the practical expedient permitted under the transition guidance, which allows the Company to not separate non-lease components from lease components, and made an accounting policy election to not record leases on the balance sheet with an initial term of 12 months or less. See footnote 15 for disclosure of the impact of adoption of Topic 842.

6.	Revenue

The Company’s contracts are fixed priced contracts with two methods of recognizing revenue. For homes sold on lots owned by the Company, revenue is recognized at a single point in time, when title and possession of the home are transferred to the homebuyer at a closing. For homes sold on customer owned lots, revenue is recognized over a period of time as the customer controls the home as it constructed. The revenue recognized for the three months ended March 31, 2021 and 2020 under these two methods is as follows:

	Three months ended March 31,
	2021	2020
Sales, company owned lots	$34,696,815	$25,117,637
Sales, customer owned lots	4,644,016	5,701,589
	$39,340,831	$30,819,226

As of March 31, 2021 and December 31, 2020, respectively, $49,070 and $177,538 of total accounts receivable represents contract receivables on completed contracts.

Contract Assets and Liabilities

The Company builds certain homes for buyers through home construction contracts in which the homebuyer owns their respective developed lot (as compared to most home contracts which the Company supplies the developed lot to the homebuyer as part of the home contract). Contract assets and contract liabilities arise from timing differences in the customer cash payments to the Company and home construction progress. Contract assets represent the estimated revenues on home construction contracts in excess of amounts billed to customers. Contract liabilities represent amounts billed to customers in excess of revenues earned and customer deposits. The schedule below summarizes the costs and estimated earnings on contracts in progress:

	March 31,	December 31,
	2021	2020
Costs incurred on contracts in progress	$6,296,815	$6,164,533
Estimated earnings	1,315,624	1,314,957
	7,612,439	7,479,490
Less: Billings to date	(6,614,651)	(5,161,981)
Total	$997,788	$2,317,509

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

6.	Revenue (continued)

Included in the accompanying balance sheet under the following captions:

	March 31,	December 31,
	2021	2020
Contract assets	$1,247,567	$2,322,000
Contract liabilities	(249,779)	(4,491)
Total	$997,788	$2,317,509

7.	Capitalized Inventory Costs

The Company and its subsidiaries capitalize interest during development and construction. Capitalized interest is charged to cost of sales as homes are delivered to the purchaser at Closing. Information regarding capitalized interest is as follows for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021	2020
Capitalized interest in inventory, beginning of period	$973,002	$1,337,655
Interest incurred and capitalized	765,614	806,438
Interest charged to cost of sales	(666,615)	(623,436)
Capitalized interest in inventory, end of period	$1,072,001	$1,520,657

The Company and its subsidiaries capitalize certain overhead costs that relate to the construction of homes to homes and lots subject to sales contracts inventories. Overhead costs are charged to costs of sales as homes are delivered to the purchaser at Closing. Information regarding capitalized overhead is as follows for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021	2020
Capitalized overhead in inventory, beginning of year	$1,217,941	$1,404,598
Overhead incurred and capitalized	764,932	758,145
Overhead charged to cost of sales	(640,017)	(794,978)
Capitalized overhead in inventory, end of year	$1,342,856	$1,367,765

8.	Property and Equipment

Major classifications of property and equipment are as follows at March 31, 2021 and December 31, 2020:

	March 31,	December 31,
	2021	2020
Model home furniture and decorations	$1,431,721	$1,729,581
Leasehold improvements	459,415	392,959
Computer equipment	345,270	325,342
Equipment	47,770	47,770
Computer software	29,793	29,793
Furniture and fixtures	26,302	26,302
	2,340,271	2,551,747
Less: Accumulated depreciation and amortization	(1,674,892)	(1,910,655)
Property and equipment, net	$665,379	$641,092

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

The Company recognized depreciation expense of $72,902 and $89,360 for the three months ended March 31, 2021 and 2020, respectively.

9.	Other Assets

Other assets consist of the following at March 31, 2021 and December 31, 2020:

	March 31,	December 31,
	2021	2020
Prepaid loan costs	$286,558	$377,670
Prepaid commissions	546,385	316,897
Construction deposits	348,425	150,129
Prepaid insurance	342,630	90,276
Other assets	55,212	10,749
	$1,579,210	$945,721

10.	Other Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following at March 31, 2021 and December 31, 2020:

	March 31,	December 31,
	2021	2020
Accrued compensation	$1,672,638	$1,723,247
Other accrued expenses	1,344,718	857,736
Warranty accrual	332,846	331,022
Accrued state franchise tax	54,001	54,001
	$3,404,203	$2,966,006

Warranty Accrual

The Company and its subsidiaries warrant that its homes will comply with certain performance standards for a one (1) year period commencing at Closing. An additional extended warranty product is provided by a third-party warranty company. This third-party insurer warrants certain structural elements up to ten (10) years from Closing. VEH estimates the future costs for such warranties as a liability at the time of Closing. Factors that affect the Company and its subsidiaries’ warranty liability include the number of homes sold, historical and anticipated rates of warranty claims and cost per claim. The Company and its subsidiaries periodically assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Information related to the Company and its subsidiaries’ warranty accrual, which is included within Accrued Expenses and Other Liabilities, is as follows at March 31, 2021 and December 31, 2020:

	March 31,	December 31,
	2021	2020
Warranty accrual, beginning of period	$331,022	$220,971
Warranty accrual provided	95,915	390,375
Warranty payments and adjustments	(94,091)	(280,324)
Warranty accrual, end of period	$332,846	$331,022

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

11.	Construction Lines of Credit

The principal balances of Construction Lines of Credit consist of the following at March 31, 2021 and December 31, 2020:

Construction Lines of Credit	March 31,	December 31,
	2021	2020
Construction line of credit
In August 2020, the Company and its subsidiaries increased their revolving credit construction loan with a national bank to $50 million for which the maximum net funding cannot exceed $35 million. This loan funds the construction of residential homes and is secured by a first mortgage subject to a security agreement. Bank funding is based on certain advance ratio percentages. Interest is payable monthly and bears a rate of prime plus 0.75%, with a floor of 4%. The interest rate at December 31, 2020 is 4%. The line of credit matures in October 2022 with the individual loans on each home maturing within one year to eighteen months.	$18,482,337	$15,486,746
Construction line of credit
In July 2020, the Company and its subsidiaries renewed their revolving line of credit construction loan with a national bank with a loan amount to $15 million. This loan funds the construction of single-family residential homes and is secured by a first mortgage subject to a security agreement. Bank funding is based on certain advance ratio percentages. Interest is payable monthly and bears a rate of 90-day LIBOR plus 3.9%, with a floor of 5%. The interest rate at December 31, 2020 is 5%. The loan matures in June 2021.	6,336,138	6,266,759
Construction line of credit
Revolving line of credit construction loan with a national bank for $15 million. This loan funds the construction of residential homes and is secured by a first mortgage subject to a security agreement. Bank funding is based on certain advance ratio percentages. Interest is payable monthly and bears a rate of prime plus 0.5%, with a floor of 4%. The interest rate at December 31, 2020 is 4%. This loan matures in August 2021. The members of the Company personally guarantee this line of credit.	3,758,727	3,761,194
Construction line of credit
$2.5 million a revolving line of credit construction loan with a national bank. This loan funds the construction of residential homes and is secured by a first mortgage subject to a security agreement. Bank funding is based on certain advance ratio percentages. Interest is payable monthly and bears a rate of prime plus 0.5%, with a floor of 4%. The interest rate at December 31, 2020 is 4%. This loan matures in August 2021. The members of the Company personally guarantee this line of credit.	859,514	2,042,645
	$29,436,716	$27,557,344

Future principal maturities on Lines of Credit are due in the twelve months ending March 31, 2022.

The revolving construction lines of credit allow the Company and its subsidiaries to borrow funds based upon value or costs incurred for land and housing inventories held by the Company and its subsidiaries. Certain of these credit facilities contain restrictive covenants, which, among other requirements, dictate the maintenance of certain debt-to-equity and liquidity performance levels.

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

12.	Notes Payable

The principal balances of Notes Payable consist of the following at March 31, 2021 and December 31, 2020:

	March 31,	December 31,
Development Loan	2021	2020
$3,430,000 residential development loan agreement with a national bank. The loan funds the purchase of raw land and the development of the land into residential lots. Interest is payable monthly and bears a rate of 90-day Libor plus 3.9% with a floor of 5%. The loan is guaranteed by a deed of trust on Georgiana Community Developers division. The interest rate at December 31, 2020 is 5%. This loan is payable in installments beginning in December 2020 and ending in October 2022.	$2,453,099	$2,554,863
	$2,453,099	$2,554,863

Future principal maturities on Notes Payable at March 31, 2021 are as follows:

Twelve months ended March 31,	Amount
2022	$1,816,695
2023	636,404
$2,453,099

13.	Deferred Compensation

The Company adopted the Vintage Estate Homes Restricted Units Plan (the “RU Plan”) in April 2015. The RU Plan was implemented to allow chief executives the opportunity to benefit from the growth in one of the subsidiary companies. The RU Plan grants award recipients a Restricted Unit (“RU”) to receive compensation from the Company based on the increases in the fair market value of the subsidiary named in the Restricted Unit Award Agreement. The RU vests over 5 years while the award recipient has been in continuous employment. The RU also includes a provision that under a change of control it will fully vest.

As of March 31, 2021 and 2020, the Company has one outstanding award with a grant date of December 31, 2013 for a seven-year RU Award Agreement. The grant award was exercised as of December 31, 2020. The Company has accrued approximately $39,312 in expense related to this grant for the three months ended March 31, 2020 and no expense for the three months ended March 31, 2021. As the award has not been paid, approximately $831,000 is included in accrued expense and other liabilities in the accompanying balance sheets as of March 31, 2021 and December 31, 2020. The Company does not have any other liabilities as of March 31, 2021 and December 31, 2020 related to the RU Plan.

14.	Related Party Transactions

Certain related parties have entered into model home sale leaseback transactions at cost. The related parties lease model homes back to the Company and its subsidiaries after the model home is sold to the related party by the Company and its subsidiaries. When the model home is ultimately sold to an unrelated third-party homebuyer, the related party, the Company and its subsidiaries share in any profits and losses. The total lease expense recognized during the three months ended March 31, 2021 and 2020 on model home leases with these affiliates is approximately $15,500 and $55,200, respectively. The total model home sales to related parties is approximately $271,000 for the three months ended March 31, 2020. The Company’s and its subsidiaries’ share of the profit for the final sales of models to outside parties is a loss of approximately $25,000 for the three months ended March 31, 2020. The Company did not have any model home sales or final model home sales in 2021.

During the three months ended March 31, 2021 and 2020, the Company had personal home sales to related parties and employees of approximately $1,355,000 and $454,500, respectively, in which no gross margin is recognized by the Company.

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

14.	Related Party Transactions (continued)

Subordinated Related Party Debt consists of the following at March 31, 2021 and December 31, 2020, which is subordinated to the Construction lines of credit in Note 10 above:

	March 31,	December 31,
Subordinated Related Party Debt	2021	2020
Promissory Note
During 2016, the Company signed a Promissory Note to a certain related party. Such Note bears an interest rate of 10% with a balloon principal payment due and payable in November 2023.	$1,200,000	$1,200,000
Promissory Note
During 2015, the Company signed a Promissory Note to a certain related party. Such Note bears an interest rate of 10% with a balloon principal payment due and payable in February 2024.	1,000,000	2,046,830
Promissory Note
During 2014, the Company signed a Promissory Note to a certain related party. Such Note bears an interest rate of 10% with a balloon principal payment due and payable in December 2023.	600,000	600,000
Promissory Note
During 2020, the Company signed a Promissory Note to a certain related party. Such Note bears an interest rate of 10% with a balloon principal payment due and payable in October 2025.	1,046,830	1,046,830
Promissory Note
During 2020, the Company signed a Promissory Note to a certain related party. Such Note bears an interest rate of 10% with a balloon principal payment due and payable in October 2025.	1,046,830	—
Promissory Note
During 2020, the Company signed a Promissory Note to a certain related party. Such Note bears an interest rate of 10% with a balloon principal payment due and payable in October 2025.	1,046,830	1,046,000
	$5,940,490	$5,939,660

Aggregate future principal maturities on Subordinated Related Party Debt at March 31, 2021 are as follows:

Twelve months ended March 31,	Amount
2022	$—
2023	1,800,000
2024	1,000,000
2025	3,140,490
$5,940,490

The Company and its subsidiaries recognized $148,512 and $69,988 in interest expense on Related Party Debt for the three months ended March 31, 2021 and 2020, respectively.

As of March 31, 2021, the Company and its subsidiaries has eleven (11) houses in inventory that are being built for related parties and employees. The total cost included in inventory for these homes was approximately $5,000,000 with related earnest money deposits of approximately $2,089,000. As of December 31, 2020, the Company and its subsidiaries had eleven (11) houses in inventory that were being built for related parties and employees. The total cost included in inventory for these homes was approximately $4,065,000 with related earnest money deposits of approximately $1,914,000.

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

14.	Related Party Transactions (continued)

The Company and its subsidiaries expensed approximately $467,694 and $90,000 in compensation for services provided by its member managers during 2020 for the three months ended March 31, 2021 and 2020, respectively.

The Company began renting office space from a related party during the year ended December 31, 2018. The Company expensed approximately $49,800 and $48,800 for rent to this related party for the three months ended March 31, 2021 and 2020, respectively.

The Company expensed $15,300 and $13,200 for the three months ended March 31, 2021 and 2020, respectively, to a managed service provider for technology services that four of the members own a partial interest.

The Company and its subsidiaries have funded amounts to several entities affiliated through common ownership structure by Company member managers. At March 31, 2021 and December 31, 2020, the Company has a receivable balance from several of these entities totaling approximately $163,300 and $300,000, respectively. The related entities are expected to repay these amounts to the Company and its subsidiaries through future sales. The Company and its subsidiaries owe its member managers approximately $14,512 and $5,000, respectively, from the member managers over-funding construction costs on model homes.

15.	Operating Leases

The Company and its subsidiaries lease various office space under lease agreements with varying termination dates through September 2028. Total expenses related to these leases amounted to approximately $119,000 and $68,000 for the three months ended March 31, 2021 and 2020, respectively.

The Company and its subsidiaries leaseback several model homes from unrelated and related investors. These leases have varying termination dates through March 2022. Total lease payments related to these leases totaled to approximately $33,000 and $85,000 for the three months ended March 31, 2021 and 2020, respectively.

The future minimum lease payments under these leases as of March 31, 2021 are as follows:

Twelve months ended March 31,	Amount
2022	$176,922
2023	207,766
2024	213,685
2025	219,740
2026	215,913
Thereafter	435,910
Total lease payments	$1,469,936
Less: Discount	(281,749)
Present value of lease liability	$1,188,187

The Company primarily enters into operating leases for the right to use office space and computer and office equipment, which have remaining lease terms that range from one to eight years and often include one or more options to renew. The weighted average remaining lease term as of March 31, 2021 was 7.0 years. Renewal terms are included in the lease term when it is reasonably certain the option will be exercised.

The Company established a right-of-use asset and a lease liability based on the present value of future minimum lease payments at the later of January 1, 2021, the commencement date of the lease, or, if subsequently modified, the date of modification for active leases. As the rate implicit in each lease is not readily determinable, the Company’s incremental borrowing rate is used in determining the present value of future minimum payments as of the commencement date. The weighted average discount rate as of March 31, 2021 was 5.9%. Lease components and non-lease components are accounted for as a single lease component. As of March 31, 2021, the Company had $1,134,001 and $1,188,187 recognized as a right-of-use asset and lease liability, respectively, which are presented on the consolidated balance sheet within right-of-use asset and lease liability, respectively.

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

16.	Advertising Expense

The Company and its subsidiaries attract initial interest in its homes through a comprehensive advertising program using media such as newspapers, direct mail, telemarketing, promotions, internet, and to a lesser extent, radio. Advertising costs, which are expensed as incurred, aggregated approximately $86,000 and $115,000 during the three months ended March 31, 2021 and 2020, respectively, and are included in selling, general and administrative costs in the accompanying financial statements.

17.	Employee Benefits

During 2016, the Company and its subsidiaries implemented the Vintage Estate Homes 401(k) and Profit Sharing Plan (the “Plan”). The Plan allows eligible employees to contribute up to 100% of their compensation on a before-tax-basis annually, subject to maximum contribution limits established by federal law. The Company and its subsidiaries match 100% of the employee contributions up to 4% of their compensation. Employees are vested in the Company’s and its subsidiaries’ matching contributions over 6 years. During the three months ended March 31, 2021 and 2020, the employee contributions totaled approximately $48,800 and $40,600, respectively, and the Company and its subsidiaries contributions totaled approximately $35,010 and $23,510, respectively.

18.	Concentration of Credit Risk

The Federal Deposit Insurance Corporation (“FDIC”) insures all deposits up to a $250,000 limit. The Company and its subsidiaries are uninsured by the FDIC for excess deposits in several bank accounts with various financial institutions which has in excess of the $250,000 insurable deposit limit. The amount of credit exposure in excess of the federally insured limits is $6,696,947 and $7,481,000 at March 31, 2021 and December 31, 2020, respectively. The Company has not experienced any losses on such accounts and do not believe they are exposed to any significant credit risk with respect to cash and cash equivalents.

19.	Income Taxes

The Company has adopted ASC 740-10-25, Accounting for Uncertainty in Income Taxes. The Company will record a liability for uncertain tax positions when it is more likely than not that a tax position would not be sustained if examined by the taxing authority. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company’s evaluation on March 31, 2021 and December 31, 2020, revealed no uncertain tax positions that would have a material impact on the financial statements. State franchise tax returns are subject to an audit for a period of four (4) years. Management does not believe that any reasonably possible changes will occur within the next twelve (12) months that will have a material impact on the financial statements.

Franchise Taxes:

Texas franchise taxes are computed under the provisions of the Texas Comptroller of Public Accounts. As of March 31, 2021 and December 31, 2020, the Texas subsidiaries have accrued state income tax liabilities of $54,000. The Company did not expense any state income taxes for the three months ended March 31, 2021 and 2020. The Texas subsidiaries do not have deferred income tax liabilities or assets.

Federal Income Taxes:

The Company and its subsidiaries are taxed as a partnership and, therefore, no provision for Federal Income Taxes is necessary in the accounts, since such taxes are the liabilities of the individual members, not the Company and its subsidiaries.

Vintage Estate Homes and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

20.	Contingencies

The Company is named as a defendant in four lawsuits as of March 31, 2021. The Company has accrued $150,000 related to a complaint for a sale of an incomplete house where a judgement was reached in arbitration. The Company has filed an appeal to the judgement; however, the court has not addressed the appeal.

In 2020, the Company accrued approximately $90,000 for a construction defect claim in which an award was granted in arbitration, but the Company has not paid the outstanding claim amount. The Company is in the process of determining whether an appeal would result in a favorable outcome.

For the other two cases, the outcome of the lawsuits is not determinable at this time and a range of possible loss estimate cannot be reliably determined. It is the opinion of management in consultation with outside counsel that the resolution of these matters will not have a material adverse effect on the financial statements of the Company.

21.	Subsequent Events

On May 4, 2021, all the outstanding membership interests of the Company were acquired by Landsea Homes US Corp (Landsea) for $54.6 million.

In May 2021, the judgement regarding the complaint for the sale of an incomplete house was vacated by the court. As the house is incomplete, the Company and the homebuyer need to reach a resolution in this matter. Management has maintained the reserve for $150,000.